EXHIBIT 3

Independent Auditors' Consent

We consent to the inclusion in this annual report of NCE Petrofund on Form 40-F of our report dated March 10, 2003 on our audit of the consolidated balance sheet of NCE Petrofund as at December 31, 2002 and the consolidated statements of operations, unitholders' equity and cash flows for the year ended December 31, 2002.

(signed) “Deloitte & Touche LLP”

Chartered Accountants Calgary, Alberta, Canada

March 20, 2003